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                                                                    Exhibit 21.1

                             ExecuStay Corporation

                         SUBSIDIARIES OF THE REGISTRANT



ExecuStay Corporation of America

Executive Amenities, Inc.

Executive Amenities-West, Inc.

Executive Furniture Centre, Inc.

Boland Corporate Housing, Inc.



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